Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement on Form S-4 of Westfield Financial, Inc. of our reports dated March 11, 2016 relating to our audits of the consolidated financial statements and internal control over financial reporting of Westfield Financial, Inc. and subsidiaries, which reports appear in the Annual Report on Form 10-K, as amended, of Westfield Financial, Inc. for the year ended December 31, 2015. We also consent to the reference to us under the heading “Experts” in the Prospectus included in this Amendment No. 1 to the Registration Statement.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

July 25, 2016